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Exhibit 10.1

DJO INCORPORATED

Transition Agreement

        WHEREAS, Peter Baird ("Executive") and DJO Incorporated (formerly named ReAble Therapeutics, Inc.), a Delaware corporation (the "Company"), as a successor of Encore Medical Corporation, are parties to an Employment Agreement, dated as of October 1, 2006 (the "Employment Agreement") and have executed this Transition Agreement as of May 29, 2008;

        WHEREAS, the Company desires to terminate Executive's employment effective August 31, 2008 (the "Termination Date");

        WHEREAS, Executive and the Company mutually desire to enter into the Separation of Employment Agreement and General Release in the form attached hereto as Appendix A (the "Separation Agreement") in order to resolve all disputes and controversies with respect to the payments to be made under the Employment Agreement and various other agreements and all other disputes and controversies arising from Executive's employment relationship with the Company and the termination of that relationship, and to settle fully and finally all differences between them;

        IT IS HEREBY AGREED, by and between Executive and the Company as follows:

        1.     Transition Services.    In exchange for the consideration identified in Section 5(a)(i) and (iii) of the attached Separation Agreement, Executive agrees to perform transition services until the Termination Date and to continue to cooperate with the Company as specified in Section 9 thereof. Such transition services will require Executive, and Executive agrees, to continue to devote substantially all of his business time to providing services to the Company in the manner required under his Employment Agreement and to assist the Company in transitioning his duties to such other Company employees as the Company shall direct until the Termination Date, provided, that such transition services shall be performed primarily in the State of Tennessee, unless it is necessary to perform the services at another location at the reasonable request of the Company or as otherwise determined by Executive.

        2.     Termination of Employment.    Executive's employment with the Company shall terminate on the Termination Date. On such date, Executive's Employment Agreement shall be terminated, except as otherwise specifically provided under the Separation Agreement.

        3.     Execution of Separation Agreement.    Provided that the Executive executes the Separation Agreement and delivers it to the Company on or after the Termination Date and complies in all material respects with all other covenants set forth in the Separation Agreement, the Company shall provide the Executive with the consideration identified in the Separation Agreement on the next payroll date following the expiration of the revocation period identified in the Separation Agreement.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Transition Agreement as of May 29, 2008.

Peter Baird
/s/ PETER BAIRD
DATE: 14 Aug 08

DJO Incorporated
/s/ THOMAS A. CAPIZZI

BY: Thomas A. Capizzi
ITS: Executive V.P. Global HR
DATE: 8/14/08

 DJO INCORPORATED

Separation of Employment Agreement and General Release

        WHEREAS, Peter Baird ("Executive") and DJO Incorporated (formerly named ReAble Therapeutics, Inc.), a Delaware corporation (the "Company"), as a successor of Encore Medical Corporation, are parties to an Employment Agreement, dated as of October 1, 2006 (the "Employment Agreement") and have executed this Separation of Employment Agreement and General Release (the "Agreement") as of August 31, 2008 (the "Termination Date");

        WHEREAS, the Company desires to terminate Executive's employment effective as of the Termination Date;

        WHEREAS, the Company and the Executive entered into a Transition Agreement dated as of May 29, 2008 (the "Transition Agreement"), which contemplated the execution of this Agreement.

        WHEREAS, Executive and the Company mutually desire to enter into this Separation of Employment Agreement and General Release (the "Agreement") in order to resolve all disputes and controversies with respect to the payments to be made under the Employment Agreement and various other agreements and all other disputes and controversies arising from Executive's employment relationship with the Company and the termination of that relationship, and to settle fully and finally all differences between them;

        IT IS HEREBY AGREED, by and between Executive and the Company as follows:

        1.     Mutual Release of Claims

          (a)   Executive's Release of Company.    In consideration of the promises of the Company set forth in Section 5 below, Executive, for himself and on behalf of his heirs, executors, administrators, and assigns intending to be legally bound, hereby permanently and irrevocably agrees that Executive's employment with the Company terminated on the Termination Date and hereby REMISES, RELEASES and FOREVER DISCHARGES the Company and its parents, subsidiaries, successors, operating units, assigns, affiliates, related corporations and entities and all of their partners, shareholders, employees, supervisors, officers, directors, and agents, officials, insurers, attorneys and any person or entity which can be held jointly and severally liable with any of them (collectively the "Company Released Parties") from any and all claims, including attorney fees and costs, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Executive may have or ever claim to have against the Company Released Parties including, without limitation, claims arising out of or in any way connected to Executive's employment, separation from employment or termination of employment with the Company or the other Company Released Parties. By this Agreement, Executive knowingly and voluntarily waives any and all claims under any and all laws which provide legal restrictions on the Company's or the other Company Released Parties' right to terminate Executive's employment or to affect the terms and conditions of Executive's employment, including but not limited to claims under any federal, state or other governmental statute, regulation or ordinance, including without limitation: (i) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; (ii) the Americans With Disabilities Act; (iii) Title 2 of the Texas Labor Code; (iv) the Age Discrimination in Employment Act ("ADEA"); (v) the Older Workers Benefit Protection Act; (vi) the Family and Medical Leave Act ("FMLA"); (6) Sections 1981 through 1988 of Title 42 of the United States Code; (vii) the Employee Retirement Income Security Act of 1974 ("ERISA"); and (viii) all other federal, state, or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes. Executive also waives any other common law or statutory claims against the Company Released Parties, including but not limited to any claim for personal injury, wrongful discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional. Executive agrees and covenants that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, up to and including the date of this Agreement,

  Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding. This release does not give up or release Executive's rights, if any, to the following claims that Executive has or may have (the "Executive Release Exclusions"): (1) to seek indemnification pursuant to applicable state law and the Company's By-Laws or pursuant to any agreement that provides for indemnification of Executive; (2) to seek coverage under directors' and officers' liability insurance policies maintained or required to be maintained by the Company; (3) regarding any rights or claims which cannot legally be waived by this Agreement, including without limitation, unemployment compensation claims, workers' compensation claims and the ability to file certain administrative claims; and (4) to enforce the terms and provisions of this Agreement. Subject to the foregoing, this Agreement shall operate as a general release of any and all claims to the fullest extent of applicable law.

          (b)   Company's Release of Executive.    The Company, for itself and on behalf of the Company Released Parties, and in consideration of Executive's release contained in Section 1(a) above, does hereby REMISE, RELEASE and FOREVER DISCHARGE the Executive and his heirs, executors, administrators, and assigns (collectively, the "Executive Released Parties"), from any and all claims, including attorney fees and costs, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which the Company or any of the Company Released Parties may have or ever claim to have against the Executive or any of the Executive Released Parties including, without limitation, claims arising out of or in any way connected to Executive's employment, separation from employment or termination of employment with the Company or the Company Released Parties. The Company, for the Company Released Parties, also waives any other common law or statutory claims against the Executive and the Executive Released Parties, including but not limited to any claim for negligence or any form of tort, whether negligent, reckless or intentional. The Company, for the Company Released Parties, agrees and covenants that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, up to and including the date of this Agreement, neither the Company nor any of the Company Released Parties will seek or accept any personal relief in such civil action, suit or legal proceeding. Notwithstanding anything in this Section 1(b) to the contrary, this release of claims shall not apply to any rights or claims (i) that may arise as a result of events occurring after the date of this Agreement or (ii) to enforce the terms and provisions of this Agreement (each, a "Company Release Exclusion").

        2.     Dismissal of Claims.    The Executive, for Executive Released Parties, and the Company, for the Company Released Parties, shall individually and promptly take all steps necessary to dismiss with prejudice any and all pending complaints, charges and grievances against the other party (except, for the Executive and Executive Released Parties, to the extent related to an Executive Release Exclusion, and for the Company and Company Released Parties, to the extent related to a Company Release Exclusion), regardless of whether they are or have been filed internally or externally.

        3.     Full Satisfaction of Obligations.    Except (a) as set forth in this Agreement and/or (b) as set forth in any subsequent agreement between Executive or any Executive Released Parties and the Company or any Company Released Parties, Executive expressly agrees that by accepting the payment set forth in Section 5(a)(ii) of this Agreement: (i) such payments are in full satisfaction of any liability or obligation to Executive under the Employment Agreement and all other agreements between Executive and the Company (or any Company Released Party) that were effective on or prior to the date of this Agreement, (ii) payment has been made in full for all hours worked and that Executive is not owed or entitled to any additional compensation in the form of salary, wages, overtime, vacation pay, fringe benefits or otherwise, related to any employment with the Company or the Company Released Parties as of the date of this Agreement and (iii) Executive waives any and all rights relating to any stock option or other equity grants (regardless of whether such options or equity grants are vested or unvested) awarded to Executive by the Company or any Company Released Parties (including, but not limited to any and all Management Rollover Options, nonqualified or incentive stock options, and restricted stock grants).

        4.     No Future Obligations.    Except (a) as set forth in this Agreement and/or (b) as set forth in any subsequent agreement between Executive or Executive Released Parties and the Company or any Company Released Parties, it is expressly agreed and understood that neither the Company nor any of the Company Released Parties has (or will have) any obligation to provide Executive at any time in the future with any payments, benefits or considerations.

        5.     Company Payments.    In full consideration of Executive's execution of this Agreement, and his agreement to be legally bound by its terms, the Company will provide Executive the following benefits and payments:

          (a)   Cash Payment.    The following cash payments, less all payroll taxes and any other legally required or authorized withholdings or deductions, are as follows:

            (i)    Transition Services and Continued Cooperation.    A cash payment of $750,000 payable on the Release Date (as defined below) in consideration of any and all Transition Services provided by Executive in Tennessee, pursuant to Section 1 of the Transition Agreement, as of the signing of this agreement through the Termination Date as well as any services provided in Tennessee pursuant to Section 9 relating to continued cooperation after the Termination Date.

            (ii)   Full Satisfaction of Obligations.    A cash payment of $900,000 payable on the Release Date (as defined below) in full satisfaction of all obligations stated in Section 3 of the Agreement.

            (iii)  Non-Compete and Confidentiality.    A cash payment of $450,000 payable on the Release Date (as defined below) in consideration of Executive's continued compliance with the terms of Articles 9 and 10 of the Employment Agreement, as required by Section 8 of the Agreement.

          (b)   Forgiveness of Indebtedness.    The Company agrees to forgive any and all outstanding indebtedness Executive has to the Company. It is acknowledged that the forgiveness of indebtedness shall not give rise to any additional withholding obligation since all applicable withholding obligations were satisfied at the time any payments were made.

          (c)   Relocation Expenses.    The Company shall reimburse Executive for all reasonable relocation expenses incurred prior to December 31, 2008 (and submitted prior to January 31, 2009) as a result of the fact the Executive will no longer need to relocate to California in connection with his employment with the Company, including loss of a down payment and similar breakage costs associated with failing to close on the purchase of a home in California and reasonable lodging for Executive and his family for a period not to exceed ninety (90) days, relating to the relocation presently contemplated by the Executive (the "Relocation Expenses"), subject to the following conditions: (i) Executive acknowledges and agrees that usual and customary withholding for tax purposes will be withheld from any payments made to Executive pursuant to this Agreement, to the extent required by law, and all tax liability, with respect to any and all payments or services received by Executive under this Agreement (other than employer withholding and employer payroll taxes) will be Executive's responsibility; and (ii) Executive presents to the Company copies of receipts verifying the total amount of the Relocation Expenses. Reimbursement shall be made no later than March 1, 2009.

          (d)   COBRA Payments.    Executive has the right to elect to continue his group healthcare insurance coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. ("COBRA"). During the first twelve (12) months of COBRA coverage eligibility period, which is generally eighteen (18) months (the "COBRA Coverage Period"), the Company agrees to be responsible for the full COBRA premium, Executive will pay the full COBRA premium for the remaining portion of the COBRA Coverage Period. Executive agrees to hold harmless the Company Released Parties from any and all claims arising directly or indirectly, from the group medical insurance coverage referenced above. Should Executive obtain group medical insurance coverage sponsored by another employer at any time before or during the first twelve (12) months of the COBRA Coverage Period, the Company obligations under this Section 5(e) shall cease upon the date Executive becomes eligible for any such coverage. Executive agrees to notify the Company of any such new coverage and/or new employment during the COBRA Coverage Period within seven (7) calendar days of commencing same. The benefits provided hereunder will be subject to all required taxes, tax withholdings and deductions. Additional information regarding Executive's COBRA rights and election forms will be provided under separate cover.

          (e)   Other Benefits.    All benefits arising under the terms of any written qualified retirement plan, which, by their terms will entitle the Executive to benefits or payments by virtue of his status as a former employee.

        6.     Revocation Period.    The payment of the amount pursuant to Section 5(a)(i),(ii), and (iii) of this Agreement shall be made on the next payroll date following the 8th day after the date that this Agreement is executed and delivered by Executive without revocation (the "Release Date").

        7.     Return of Property.    Executive shall return to the Company all Company property, including but not limited to computers, printers, phones, fax machines, copiers, furniture, files and records, keys, electronic keys, identification cards, and phone cards.

        8.     Non-Compete and Confidentiality.    The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Agreement and Executive's continued compliance with the terms of Articles 9 and 10 of the Employment Agreement. The parties further acknowledge that Articles 9, 10, 12 and 13 of the Employment Agreement remain in effect and in full force.

        9.     Continued Cooperation.    Executive hereby agrees that Executive will continue to be available and cooperate in a reasonable manner in providing assistance to the Company in concluding any matters which are reasonably related to the duties and responsibilities which Executive had while employed by the Company, provided that such cooperation and assistance does not interfere with any subsequent employment obtained by Executive. Upon presentment of satisfactory documentation, the Company will reimburse Executive for reasonable out-of-pocket travel, lodging and other related expenses incurred in providing the assistance to the Company as contemplated hereunder.

        10.   No Admission.    Executive agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any Company Released Parties, and the Company agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Executive or any Executive Released Parties.

        11.   Confidentiality.    Executive agrees, covenants and promises that Executive will not communicate or disclose the terms of this Agreement or the related Transition Agreement to any persons with the exception of members of Executive's immediate family and Executive's attorney and financial advisor, except as required by law. Executive represents that in accordance with Section 10(a)(iii) of the Employment Agreement, any and all documents containing Information (as defined in the Employment Agreement) will be returned to the Company upon termination of employment. Executive shall not disparage the Company or any of its affiliates, products or services or wrongfully interfere with or disrupt the relationship, contractual or otherwise, between the Company (or its affiliate) and any other party. The Company shall not disparage the Executive.

        12.   No Other Agreements.    This Agreement, the Transition Agreement, and the provisions of the Employment Agreement that survive and remain in full force in accordance with their terms notwithstanding any termination of the Employment Term (as defined in the Employment Agreement) constitute the complete and entire understanding between the parties, and supersede any and all prior agreements and understandings between the parties to the extent they are inconsistent with this Agreement.

        13.   Legal Consultation.    Executive hereby certifies that Executive has read the terms of this Agreement, that Executive has been hereby advised by the Company to consult with an attorney of his own choice prior to executing this Agreement, that Executive has had an opportunity to do so, and that Executive understands this Agreement's terms and effects. Executive further certifies that neither the Company nor any of the Company Released Parties nor any representative of the Company Released Parties has made any representations to Executive concerning this Agreement other than those contained herein. The Company shall reimburse Executive's documented reasonable fees of Executive's tax advisor and Executive's counsel in connection with the documentation and negotiation of this Agreement.

        14.   ADEA Waiver.    Executive acknowledges that Executive has been informed that this Agreement includes a waiver of claims under the ADEA, and that Executive has the right to consider this Agreement for a period of 21 days. Executive also understands that he has the right to revoke this Agreement for a period of 7 days following his execution of this Agreement by giving written notice to the Company in care of Julia Kahr.

        15.   Survival of Valid Provisions.    If any provision of this Agreement is deemed invalid, the remaining provisions shall not be affected.

        16.   Governing Law.    The provisions of this Agreement shall be governed by the laws of the State of New York, without regard to any choice of law provisions.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Separation of Employment Agreement and General Release as of August 31, 2008.

Peter Baird
/s/ PETER BAIRD
DATE: 14 Aug 08

DJO Incorporated
/s/ THOMAS A. CAPIZZI

BY: Thomas A. Capizzi
ITS: Executive V.P. Global HR
DATE: 8/14/08

QuickLinks

  Exhibit 10.1
DJO INCORPORATED Transition Agreement
DJO INCORPORATED Separation of Employment Agreement and General Release